SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          Lincoln National Corporation
                (Name of Registrant as Specified in Its Charter)

                         ______________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:

     2) Form, Schedule or Registration Statement No.

     3) Filing Party:

     4) Date Filed:



                                            April 8, 1999


Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln National Corporation ("LNC") scheduled for Thursday, May 13,1999, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania, at 10:00 a.m., local time. LNC's Board of Directors and Management look forward to greeting you if you can attend.

The enclosed Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Meeting. Please review these documents carefully.

It is important that you vote your shares of LNC stock, either in person or through a proxy. To assist you in voting your shares, LNC now offers, in addition to voting through the use of a proxy card, voting via telephone and over the Internet. If you are unable to attend, please sign, date and mail the enclosed proxy card in the envelope provided, or vote your shares in any other manner described in the enclosed proxy statement.

On behalf of the Board of Directors, thank you for your continued support.

                                            Sincerely,



                                           Jon A. Boscia
                                           President and Chief Executive Officer

                          LINCOLN NATIONAL CORPORATION
                               FORT WAYNE, INDIANA



                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS


                                  April 8, 1999

The Annual Meeting of Shareholders of LINCOLN NATIONAL CORPORATION will be held on Thursday, May 13, 1999, at 10:00 a.m., local time, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania.

The items of business are:

         1.       to elect four directors for three-year terms expiring in 2002;
         2.       to vote on a shareholder proposal; and
         3. to consider an act upon such other matters as may properly come before the meeting.

You have the right to receive this notice and vote at the Annual Meeting if you were a shareholder of record at the close of business on March 19, 1999. Please remember that your shares cannot be voted unless you cast your votes by one of the following methods: (1) sign and return a proxy card; (2) call the 800 toll-free number listed on the proxy card and vote your shares; (3) vote via the Internet as indicated on the proxy card; (4) vote in person at the Annual Meeting; or (5) make other arrangements to vote your shares.

                                            For the Board of Directors,


                                            C. Suzanne Womack
                                            Secretary

                          LINCOLN NATIONAL CORPORATION
                              200 East Berry Street
                            FORT WAYNE, INDIANA 46802


                                 PROXY STATEMENT

                         Annual Meeting of Shareholders
                                  May 13, 1999

The Board of Directors (the "Board") of Lincoln National Corporation ("LNC" or the "Corporation") is soliciting proxies in connection with the proposals to be voted on at the annual meeting of LNC shareholders scheduled for May 13, 1999 (the "Annual Meeting"). The matters to be voted upon are set forth in the enclosed Notice of Annual Meeting of Shareholders (the "Notice").

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you execute the attached proxy card, the individuals designated on that card (Jon A. Boscia, Jill S. Ruckelshaus, and C. Suzanne Womack) will vote your shares according to your instructions. If any matter other than Item 1 or Item 2 listed in the Notice is presented at the Annual Meeting, the designated individuals will, to the extent permissible, vote all proxies in the manner they perceive to be in the best interests of the Corporation.

To assist you in deciding how to vote, this Proxy Statement includes narrative information about the Corporation, its officers and directors, nominees for director, and related matters. In addition, a Performance Graph showing the Corporation's performance over a five year period is included on page 22. We have supplemented the narrative disclosure in this Proxy Statement with the following information, all of which is set forth in Tables A through G (beginning on page 27):

             Table         Name of Table or Graph

                A          Security Ownership of Directors, Nominees And
                           Executive Officers
                B          Security Ownership of Certain Beneficial Owners
                C          Summary Compensation Table
                D          Long-Term Incentive Plans --  Awards  In Last Fiscal
                           Year
                E          Option/SAR Grants in Last Fiscal Year
                F          Aggregated Option/SAR Exercises In Last Fiscal Year
                           and Fiscal Year-End Option/SAR Values
                G          Pension Table

Whenever we refer in this Proxy Statement to the "Annual Meeting," we are also referring to any meeting that results from an adjournment of the Annual Meeting. We are first mailing this Proxy Statement to our shareholders on or about April 8, 1999.

                             SOLICITATION OF PROXIES

INTRODUCTION

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal. In addition, with respect to Item 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more particular nominees.

If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

WHO MAY SOLICIT PROXIES

Directors, officers and employees of the Corporation may solicit proxies on behalf of the Board via mail, telephone, fax, and personal contact. The Corporation has retained Corporate Investor Communications, Inc. ("CIC") to assist it in the solicitation process. The costs of retaining CIC are expected to be approximately $5,500, plus reimbursement of out-of-pocket expenses.

COSTS OF SOLICITING PROXIES

The Corporation will pay the cost of soliciting proxies. Directors, officers and employees of the Corporation will receive no additional compensation for soliciting proxies. If the Corporation retains a proxy solicitation firm, the Corporation will incur additional expenses relating to the solicitation of proxies, the amount of which will depend upon the services to be provided. The Corporation will reimburse certain brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners of stock that those brokerage firms, banks, custodians and fiduciaries hold of record.

                                     VOTING

SHAREHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

You may vote your shares at the Annual Meeting only if you were a shareholder of record at the close of business on March 19, 1999 (the "Record Date"). As of the Record Date, 101,203,728 shares of capital stock of the Corporation were issued, outstanding, and entitled to vote as follows: 101,171,677 shares of Common Stock and 32,051 shares of $3.00 Cumulative Convertible Preferred Stock, Series A (the "Preferred Stock"). You are entitled to one vote for each share of Common Stock and each share of Preferred Stock you own.
The number of shares you own (and may vote) is listed on the proxy card.

HOW TO SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET

As an alternative to submitting your proxy by mail, you may submit your proxy with voting instructions, by telephone or through the Internet by following the instructions that are set forth on the enclosed proxy card and the accompanying information sheet. If you are a shareholder of record on the Record Date, you may call 1-800-652-8683 (1-201-324-0377, outside the U.S. and Canada) or visit the Web site listed on the enclosed proxy card and accompanying information sheet. If you hold your shares through a broker, nominee, fiduciary or other custodian, you should use the different toll-free telephone number and Web site address provided on the accompanying information sheet for such beneficial owners. If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card and information sheet, step-by-step instructions will be provided by recorded telephone message or at the designated Web site on the Internet.

INFORMATION FOR PARTICIPANTS IN CERTAIN PLANS

If you participate in the Lincoln National Corporation Employees' Savings and Profit-Sharing Plan or The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan, the enclosed proxy card, when executed and returned by you, will instruct the trustees of your plan how to vote the shares of LNC Common Stock allocated to your account. If the Corporation's stock books contain identical account information regarding Common Stock that you own directly and Common Stock that you own through one or more of those plans, you will receive a single proxy card representing all shares owned by you. If you participate in an LNC plan and do not return a proxy card to the Corporation, the trustees of your plan will vote the shares in your account in proportion to shares held by your plan for which voting directions have been received.

If you own shares of the Corporation through an employee benefit plan other than those plans mentioned above, you should contact the administrator of your plan if you have questions regarding how to vote your shares.

QUORUM

A majority of all outstanding shares entitled to vote at the Annual Meeting constitutes a quorum (i.e., the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business). Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. ("Broker non-votes" are proxies returned by brokerage firms for which no voting instructions have been received from their principals.) Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment of the Annual Meeting, unless a new record date is set).

VOTES NECESSARY TO ADOPT  PROPOSALS

A plurality of the votes cast is required  for the  election of directors  (Item
1), which means that the four open director seats will be filled by the four director nominees receiving the highest number of votes. With respect to Item 2, and if any other matters are properly presented at the meeting (assuming a quorum exists with respect to such matter), a particular proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions, broker non-votes and, with respect to the election of directors, instructions on a proxy card to withhold authority to vote for one or more of the director nominees will have no effect on the outcome of the relevant vote.

CERTAIN SHAREHOLDER-RELATED MATTERS

One shareholder proposal is included in this Proxy Statement. See "Item 2 - 1999 Shareholder Proposal" on page 23. For information regarding inclusion of shareholder proposals in future proxy statements, see "Shareholder Proposals" on page 25. If shareholders at the Annual Meeting approve the minutes of the 1998 annual meeting of shareholders, that approval will not constitute approval of the matters referred to in those minutes.

                         ITEM 1 - ELECTION OF DIRECTORS

There are currently no vacancies on the Board. Ian Rolland retired from the position of President and Chief Executive Officer of the Corporation on June 30, 1998, and from the position of Chairman of the Board on November 30, 1998. He will not stand for re-election. It has been decided that a second vacancy on the Board of Directors will not be filled. Accordingly, effective as of May 13, 1999, the size of the Board will be eleven members. If you sign the enclosed proxy card and return it to the Corporation, your proxy will be voted for J. Patrick Barrett, Thomas D. Bell, Jr., Daniel R. Efroymson and Roel Pieper (in each case for a term expiring in the year 2002), unless you specifically indicate on the proxy card that you are withholding authority to vote for one or more of those nominees.

All nominees are current directors of the Corporation and all have agreed to serve on the Board if they are elected. If any nominee is unable (or for whatever reason declines) to serve as a director at the time of the Annual Meeting, proxies will be voted for the election of a qualified substitute nominee or else the size of the Board will be reduced.

More information concerning security ownership, compensation of officers and directors, performance of the Corporation, and other important matters are set forth below under "Additional Information" starting on page 9.






                       NOMINEES FOR TERMS EXPIRING IN 2002


                    Nominated for a Term Expiring in May 2002

                    PRINCIPAL OCCUPATION AND FIVE YEAR BUSINESS HISTORY:
                    President of Telergy Inc.
                    (a facilities based integrated communications provider)
                    [April 1998 - present]
[Picture]           Chairman and Chief Executive Officer of CARPAT Investments
                    (a private investment company) [1987 - present]


                    OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
                    Coyne International Enterprises Corporation [July 1998 - present]

J. Patrick Barrett
Director since 1990
Age 62

                    Nominated for a Term Expiring in May 2002

                    PRINCIPAL OCCUPATION:
                    Chairman and Chief Executive Officer of Young & Rubicam Advertising
                    (an advertising agency) [October 1998 - present]
[Picture]
                    FIVE YEAR BUSINESS HISTORY:
                    President and Chief Executive Officer,
                    Burson-Marsteller  (a perception  management  firm)
                    [May 1995 - October 1998]
                    Chairman and Chief Executive Officer, Diversified Communications Group [November
                    1997 - October 1998]
                    Vice-Chairman, Gulfstream Aerospace Corporation (a manufacturer of business aircraft) [March 1994 -
                    May 1995]
                    Vice-Chairman, Chief Operating Officer and Director, Burson-Marsteller [June 1989 - March 1994]

                   OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
                   Young & Rubicam, Inc. [May 1998 - present]
                   Gulfstream Aerospace Corporation [October 1996 - present] Thomas D. Bell, Jr.
Director since 1988
Age 49








                    Nominated for a Term Expiring in May 2002

                    PRINCIPAL OCCUPATION:
                    President and Treasurer of Real Silk Investments, Inc.
                    (a closed-end investment company) [January 1989 - present] [Picture]
                    FIVE YEAR BUSINESS HISTORY:
                    First Vice President and Director, Moriah Fund, Inc.
                    (a private foundation) [1993 - June 1998]

                    OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
                    Real Silk Investments, Inc. [January 1989 - present] Daniel R. Efroymson
Director since 1993
Age 57

                    Nominated for a Term Expiring in May 2002

                    PRINCIPAL OCCUPATION:
                    Executive Vice President of Royal Philips Electronics N.V.
                    (a manufacturer and media company of varied consumer and
                    business electronics products and services)[February 1998 -
[Picture]           present]

                    FIVE YEAR BUSINESS HISTORY:
                    Senior Vice President and General Manager, Worldwide Sales, Marketing, Service and Support, Compaq Computer Corporation (a manufacturer of computers)[September 1997 - January 1998] President, Chief Executive Officer and Director, Tandem Computers, Inc.(a manufacturer of computer hardware, servers and networks) [January 1996 - September 1997]
                    President and Chief Executive Officer, UB Networks, Inc.
                    (a computer networking company)[September 1993-January 1996] President and Chief Executive Officer, AT&T Unix Systems Laboratories (a communications company) [January 1991 - September 1993]

                    OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
                    General Magic, Inc. [February 1996 - present]
                    Veritas Software Corporation [April 1992 - present] UNIFY [February 1997 - present]
Roel Pieper
Director since 1996
Age 42




                       OTHER DIRECTORS OF THE CORPORATION

The identity of, and certain biographical information relating to, the directors of the Corporation who will continue in office after the Annual Meeting are set forth below. Ian M. Rolland has decided not to stand for re-election as a director when his term expires on May 13, 1999; accordingly, no biographical information regarding Mr. Rolland is required to be set forth below.


               Continuing in Office for a Term Expiring in May 2001

               PRINCIPAL OCCUPATION : Chief Executive Officer of the Corporation [July 1998 - present] President of the Corporation [January 1998 - present]
[Picture]
               FIVE YEAR BUSINESS HISTORY:
               President and Chief Executive Officer, The Lincoln National Life Insurance Company [October 1996 - January 1998]
               President and Chief Operating Officer, The Lincoln National Life Insurance Company [May 1994 - October 1996]
               President, Lincoln Investment Management, Inc. [July 1991 -
               May 1994]

               OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
               None
Jon A. Boscia
Director since 1998
Age 46

                 Continuing in Office for a Term Expiring in May 2001

                 PRINCIPAL OCCUPATION : President and Chief
                 Executive Officer of Baldwin Richardson Foods Company
                 (a manufacturer of dessert products and liquid condiments for retail and the food service industry)[December 1997 - present]
[Picture]
                 FIVE YEAR BUSINESS HISTORY:
                 President and Chief Executive Officer, Tristar Industries, Inc. [March 1992 - December 1997]

                 OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
                 None
Eric G. Johnson
Director since 1998
Age 48



                Continuing in Office for a Term Expiring in May 2001 PRINCIPAL OCCUPATION AND FIVE YEAR BUSINESS HISTORY:
                Chairman of Texas Biotechnology Corporation (a research and development company) [May 1990 - present]
[Picture]
                OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
                Hershey Foods Corporation [April 1987 - present]
                GPU, Inc. [January 1989 - present]
                Professional Detailing, Inc. [1998 - present]
John M. Pietruski
Director since 1989
Age 66



               Continuing in Office for a Term Expiring in May 2001

               PRINCIPAL OCCUPATION:
               Dean and Professor of Business Economics, Jesse H. Jones Graduate School of Management, Rice University [July 1997 - present]
[Picture]
               FIVE YEAR BUSINESS HISTORY:
               Professor of Business Economics, School of Business Administration, University of Michigan [January 1979 - July 1997] Provost and Executive Vice President of Academic Affairs, University of Michigan [September 1990 - August 1995]

               OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
               Handleman Company [June 1990 - present]
               Structural Dynamics Research Corporation [July 1988 - present] Johnson Controls, Inc. [January 1986 - present]
Gilbert R.
Whitaker, Jr.
Director since 1986
Age 67

                  Continuing in Office for a Term Expiring in May 2000

                  PRINCIPAL OCCUPATION: Chief Financial Officer and Executive Vice President of Eastman Kodak Company (a global imaging products and services company) [February 1994 - present]
[Picture]
                  FIVE YEAR BUSINESS HISTORY:
                  Vice President, International Business Machines Corporation (an information/handling systems, equipment and services company) [1989 - December 1993]
                  President, IBM Credit Corporation (a finance company which finances IBM products and services for IBM customers) [1986 - October 1993]

                  OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
                  Eastman Kodak Company [May 1997 - present]
Harry L. Kavetas
Director since 1990
Age 61



                  Continuing in Office for a Term Expiring in May 2000
                  PRINCIPAL OCCUPATION: Managing Director of Boston Financial (a national real estate investment management firm) [January 1999
                  - present]
[Picture]
                  FIVE YEAR BUSINESS HISTORY:
                  Managing Director, Schroder Real Estate Associates (a national real estate investment management firm) [April 1987 - January 1999]
                  Managing Director, Schroder Mortgage Associates (a national commercial mortgage investment firm)[April 1993 - August 1998]

                  OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
                  Liberty Property Trust [June 1994 - present]
                  Chicago Title Corporation [July 1998 - present]
M. Leanne Lachman
Director since 1985
Age 56



                  Continuing in Office for a Term Expiring in May 2000 PRINCIPAL OCCUPATION:
                  Director of Costco, Inc.(a membership warehouse retailer) [January 1996 - present]

[Picture]         FIVE YEAR BUSINESS HISTORY:
                  Director, Seattle First Bank Corporation [September 1977 - present]
                  Consultant, William D. Ruckelshaus Associates (environmental consultants)[concluded January 1, 1997]

                  OTHER DIRECTORSHIPS OF PUBLIC COMPANIES:
                  None
Jill S. Ruckelshaus
Director since 1975
Age 62

                             ADDITIONAL INFORMATION

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The Corporation has two classes of equity securities: Common Stock and Preferred Stock. Table A on page 27 shows the number of shares of Common Stock and stock units (i.e., non-transferable accounting-entry "units," the value of which is the same as the value of the corresponding number of shares of Common Stock) beneficially owned by each director, nominee for director, and "Named Executive Officer," individually, and by all directors and executive officers as a group (in each case as of March 19, 1999). As of that date, none of the persons listed in that table owned more than 1% of the Corporation's issued and outstanding Common Stock, nor did any of those persons own any Preferred Stock.

Whenever we refer in this Proxy Statement to the "Named Executive Officers," we are referring to those executive officers of the Corporation that the Corporation is required to identify in the Summary Compensation Table (Table C) on page 29. Those individuals are: Jon A. Boscia, Ian M. Rolland, Gabriel L. Shaheen, Richard C. Vaughan, Jeffrey J. Nick, and Jack D. Hunter. For more information regarding those officers and their compensation, see Table C and "Summary Annual and Long-Term Compensation" below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Table B on page 28 sets forth the names of persons known by the Corporation to own beneficially more than 5% of its Common Stock. Those stockholders include Capital Research and Management Company (7.8%), The Dai-ichi Mutual Life Insurance Company (6.7%), and Massachusetts Financial Services Company (5.1%). The Corporation knows of no one who beneficially owns more than 5% of its Preferred Stock.

                             THE BOARD OF DIRECTORS

COMPOSITION OF THE BOARD OF DIRECTORS; COMPENSATION OF DIRECTORS

The  members  of  the  Board,   their  relevant  term  of  office,  and  certain
biographical information are set forth above under "Item 1 -- Election of Directors." Compensation of the Corporation's directors is discussed below under "Executive Compensation."

COMMITTEES

The Board currently has four standing committees (i.e., committees composed entirely of Board members): the Audit Committee, the Compensation Committee, the Development Committee and the Nominating and Governance Committee. A brief description of each committee is set forth below.

Audit Committee

The members of the Audit Committee are:

        J. Patrick Barrett (Chairperson)           Daniel R. Efroymson
        Thomas D. Bell, Jr.                        Eric G. Johnson

Each of the foregoing individuals is a "Non-Employee Director" (i.e., not an officer or employee of the Corporation or its subsidiaries). The principal functions of the Audit Committee are to:

o recommend to the Board the selection, retention or termination of the independent auditors
o review audits performed by the independent auditors of the Corporation's consolidated financial statements, along with the related auditors' reports
o confer with the Corporation's management and independent auditors regarding accounting and financial statement matters, regulatory filings, the adequacy of internal controls, communication with the audit committee, independence, and disagreements with management, if any
o review the annual audit plan of the independent and internal auditors to ensure the adequacy of the audit, to eliminate unnecessary duplication of effort, and to advise them of their respective reporting obligations regarding certain matters
o confer with the Corporation's General Counsel regarding regulatory matters, litigation, and significant internal investigations, if any
o perform such other functions as the Audit Committee or the Board deems necessary or desirable

Compensation Committee

The members of the Compensation Committee are:

         John M. Pietruski (Chairperson)             Thomas D. Bell, Jr.
         J. Patrick Barrett                          Jill S. Ruckelshaus

Each of the foregoing individuals is a Non-Employee Director. The principal functions of the Compensation Committee are to:

o review and confer on the selection and development of officers and key personnel
o select and recommend to the Board for approval candidates for chairman of the board and chief executive officer
o establish salaries for executive officers and approve salaries for other officers and key personnel o approve the payment of bonuses (both discretionary and contractual) for officers and key personnel
o approve employment contracts and agreements for officers and key personnel
o recommend to the Board the establishment of employee and officer retirement, group insurance and other benefit plans
o approve certain modifications to employee benefit plans if the present value of all such modifications over the five calendar years after their effectiveness is not, according to actuarial estimates, greater than $10 million
o administer benefit plans of the Corporation that are designed to comply with the provisions of Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")
o        perform such other related functions as are necessary or desirable

Development Committee

The members of the Development Committee are:

         M. Leanne Lachman (Chairperson)             Eric G. Johnson
         Jon A. Boscia                               John M. Pietruski
         Daniel R. Efroymson                         Gilbert R. Whitaker, Jr.

The Development Committee generally may authorize the following transactions and expenditures having a value greater than $10 million but not more than $20 million:

o        acquisitions or divestitures of assets,  blocks of business  (excluding
         indemnity  and  financial   reinsurance),   and  equity   interests  in
         corporations, partnerships and other legal entities
o        mergers, strategic investments and joint ventures
o        capital commitments or expenditures for leases and asset purchases

o purchases by the Corporation or its affiliates of securities issued by the Corporation or any of its affiliates
o        issuance of securities by the Corporation or any of its affiliates
o acquisitions or dispositions of information systems development projects
o other transactions referred to the Development Committee by the chief executive officer

The Development Committee also may authorize capital transactions between affiliates (excluding dividends) having a value greater than $100 million but not more than $200 million.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are:

                           Gilbert R. Whitaker, Jr. (Chairperson)
                           M. Leanne Lachman
                           Jill S. Ruckelshaus

The principal functions of the Nominating and Governance Committee are to:

o        nominate  directors for election by shareholders
o        nominate  directors to fill vacancies on the Board
o        compensate  and  reimburse  directors
o        establish  the retirement  policy and benefit  plans for  directors
o        determine the size of the Board
o        review committee appointments
o        develop Board governance principles

Although the Nominating and Governance Committee does not solicit shareholder recommendations regarding director nominees to be proposed by the Board, it will consider such recommendations if they are made. Recommendations regarding director nominees to be proposed by the Board, along with relevant qualifications and biographical material, should be sent to the Secretary of the Corporation.

Director nominees to be proposed by a shareholder at a shareholders' meeting must comply with the provisions of the Corporation's Bylaws (see "Shareholder Proposals" on page 25).

ATTENDANCE AT MEETINGS

During 1998, the Board held 5 regularly scheduled meetings and 3 special meetings. In addition, the Audit Committee and the Nominating and Governance Committee each met 5 times; the Compensation Committee met 7 times; and the Development Committee met 6 times. All directors, except Roel Pieper and Harry
L. Kavetas, attended 75% or more of the aggregate meetings of the Board and Board committees which he or she was eligible to attend. The Corporation believes attendance at meetings is only one criterion for judging the contribution of individual directors, and all directors have made substantial and valuable contributions to the management of the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as members of the Corporation's Compensation Committee during the 1998 fiscal year: J. Patrick Barrett, Thomas D. Bell, Jr., John M. Pietruski, and Jill S. Ruckelshaus. No member of the Compensation Committee had an "interlock" reportable under Section 402(j) of Regulation S-K, and no member was an employee, officer or former officer of the Corporation or its subsidiaries.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the Corporation's directors, its executive officers (including all Named Executive Officers), and any persons beneficially owning more than ten percent of any class of the Corporation's equity securities (collectively, "Reporting Persons") are required to report their initial ownership of such securities (on Form 3) and any subsequent changes in that ownership (on Form 4 or 5) to the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Those reports must be filed within a certain time period, and a copy of each report must be sent to the Corporation. Based solely on written representations of the Reporting Persons, and copies of the reports that were filed with the SEC, the Corporation is not aware of any failure by a Reporting Person to timely file a Section 16(a) report.


                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

Responsibilities and Composition of the Compensation Committee

The Corporation's executive compensation programs are administered by the Compensation Committee (the "Committee"), a committee of the Board of Directors comprised exclusively of Non-Employee Directors. The Committee approves all compensation plans and awards for the Corporation's executive officers. No Committee member has an interlocking or other relationship that would call into question his or her independence as a Committee member, nor has any Committee member ever served as an officer of the Corporation.

Compensation Philosophy

Compensation of the Company's executive officers is set at levels intended to:

o Attract and retain the most talented individuals in the financial services industry.

o Make base pay competitive with selected companies within the Corporation's market. To achieve this end, the Committee strives to ensure that total direct compensation will be average or below average for average or below average financial performance but will be in the top quartile for top quartile financial performance. The market to which the Committee compares compensation of the Company's executive officers includes the Peer Group companies set out in the Performance Graph on page 22, as well as other companies in the Corporation's industry.

The forms of compensation provided and the mix of those forms are designed to:

o Maximize the creation of long-term shareholder value. To accomplish this objective, the Committee develops executive compensation policies which are consistent with and linked to the Corporation's strategic business objectives.

o Provide a direct link between executive compensation and the Corporation's financial performance, appropriately balancing the rewards for short-term and long-term performance. Immediate linkage currently takes the form of annual incentive awards that are conditioned on the Corporation's Income From Operations in the year just ended.

o Focus management on the long-term interests of the Corporation and its shareholders. Thus for example, by utilizing similar measures both for one-year annual incentive compensation awards and for a three-year 1998-2000 Performance Cycle applicable to restricted stock awards that will vest only if the specified corporate financial targets are achieved over the three-year period, the Committee seeks to ensure that short-term gains do not come at the expense of long-term performance. These restricted stock grants, stock options that become exercisable in installments, and similar awards assure that a significant portion of compensation for executive officers is long-term and at-risk.

o Align the continuing financial interests of executive officers with those of shareholders. To achieve this goal, the Corporation requires officers to meet specific share ownership requirements based upon a multiple of their base salary, as set forth below:

            Title of Officer                   Multiple of Base Salary

            Chief Executive Officer                     8 times
            President                                   7 times
            Executive Vice President                    6 times
            Senior Vice President                       4 times
            Vice President                              2 times
            Below Vice President                        1 time

These guidelines were established in 1993, and officers currently holding the same positions as in 1993 were to meet them no later than the end of 1998. Newly appointed officers have five years to achieve the applicable multiple. All of the Named Executive Officers have exceeded their share ownership guideline.

Compensation Methodology

Each year the Committee reviews market data and assesses the Corporation's competitive position in each component of executive compensation, including base salary and incentive compensation. The primary market comparison used by the Committee is a broad-based survey, conducted by a well-known and respected compensation consulting firm, of thirty-nine (39) companies in the financial services industry. Target compensation is based on the average of actual compensation, adjusted to reflect differences in size among these companies.

The survey used by the Committee was selected primarily because the companies covered by it operate in businesses similar to the Corporation's and compete for executives with experience and skills similar to those the Corporation requires. The Committee also considered the technical competence of the survey firm. The Committee consults several additional broad-based surveys for purposes of verifying the findings of the primary survey and for a broader analysis of trends in executive compensation.

Compensation decisions regarding individual executives are also based on factors such as individual performance, level of responsibility and unique skills.

Compensation Components and Process

The primary components of executive compensation used by the Committee are:

                  o        Base Pay
                  o        Incentive Compensation
                  o        Benefits

These components are discussed below.

Base Pay

         The Corporation has established executive base pay "bands" and assigned each executive to a band of compensation based on his or her job responsibilities. The Chief Executive Officer provides compensation recommendations for each executive officer (except the Chief Executive Officer) to the Committee.

         Annual base salary is designed to compensate executives for their sustained performance. Salary is based on: (1) market compensation data; (2) individual performance; and (3) increase guidelines approved by the Committee. The Committee approves in advance all salary increases for executive officers. Salaries for executive officers for 1998 were projected to be slightly below the median of the compensation peer group.

         Incentive Compensation

         Incentive awards comprise the largest portion of total compensation for executive officers. Currently, incentive awards are made to the Corporation's executive officers under the Lincoln National Corporation 1997 Incentive Compensation Plan (the "ICP"), which was approved by the Corporation's shareholders on May 15, 1997. The ICP provides the Committee with the authority to grant annual incentive awards, which represent a conditional right to receive cash, shares or other awards upon achievement of preestablished performance goals during the specified one-year period or "Performance Cycle." Long-term performance awards under the ICP are based upon multiple-year Performance Cycles established by the Committee.

         Prior to effective date of the ICP, awards were made under the Lincoln National Corporation 1986 Stock Option Incentive Plan ("Stock Option Plan") and the 1994 Amended and Restated Lincoln National Corporation Executive Value Sharing Plan (the "EVSP"). Although those plans have been terminated, awards granted prior to the termination of those plans remain outstanding in accordance with their terms. In addition, EVSP Performance Cycles remained in effect for comparative purposes when determining the applicable maximum award payable for the ICP
         Performance Cycles ending in 1997 and 1998. (Regardless of the applicable maximum awards, however, the Committee has discretion to award a lower amount than the maximum.)

         Under the ICP, the primary forms of incentives utilized for key executives include stock options, restricted stock or restricted stock units, and cash awards. The Committee also has the flexibility to grant other equity-based awards under the ICP. In any given year, an executive may receive a combination of all or some of these incentives, depending on circumstances such as individual and corporate performance. For 1998, approximately 65% of the value of the Named Executive Officers' total compensation was variable (i.e., was tied to the performance of the Corporation and/or its common stock).

         Awards under the ICP for 1997 performance (based on the EVSP Performance Cycles in effect during 1997) were not available at the time of mailing last year's proxy statement. Those awards were made in May 1998 and are set forth in the Summary Compensation Table (Table C) on page 29. Awards under the one-year ICP Performance Cycle ending in 1998 were made by the Committee in March 1999 and are reflected in the Summary Compensation Table (Table C).

         For awards under a three-year (1998-2000) ICP Performance Cycle, the Committee designated in March 1998 maximum numbers of shares of restricted stock for which its executive officers, including the Named Executive Officers, would be eligible. These awards are set forth in Table D ("Long-Term Incentive Plans -- Awards in Last Fiscal Year"). However, the awards are subject to forfeiture and will vest only if the Corporation satisfies certain "Corporate Performance" criteria (based upon increases in the Corporation's Income From Operations per share during the three years) and the relevant executive also satisfies certain "continued service" criteria. Even if the Corporate Performance threshold is achieved, the Committee retains discretion to reduce any award at the end of the Performance Cycle, and the restricted shares awarded will still be subject to continued service requirements that generally lapse three years after completion of the Performance Cycle, i.e. on January 1, 2004.

         Stock Options: Stock option grants provide the opportunity to purchase shares of the Corporation's Common Stock at Fair Market Value (the average of the high and low trading prices on the day preceding the date of the grant). The objective of these grants is to increase executive officers' equity interest in the Corporation and to allow them to share in the appreciation of the Corporation's Common Stock. Stock options have value for the executive officers only if the stock price appreciates in value from the date the options are granted. Stock options become exercisable in four equal annual installments beginning on the first anniversary of the grant and have a ten-year term. The Committee has typically granted stock options each year to executive officers at its May meeting. Option grants are for shares of Common Stock authorized under shareholder-approved plans.

         Executives are encouraged to hold shares received upon the exercise of the options, linking their interests to those of shareholders. Executives who sell shares prior to reaching the share ownership guidelines (discussed above) may have future stock option awards reduced or eliminated.

         In granting stock options to executive officers, including the Named Executive Officers, the Committee takes into account the executive's level of responsibility, individual contribution and appropriate total compensation relative to the market. In addition, the Committee takes into account the Chief Executive Officer's award recommendation for the Named Executive Officers. The Committee considers the amounts and terms of option grants as an important component in designing a competitive total compensation package.

         Restricted Stock: Shares of restricted stock typically are restricted from sale or trade for three years after the end of the Performance Cycle for which they were granted, except in certain situations relating to retirement (with Committee consent), death, disability, termination without cause, or change of control of the Corporation. Executives may vote the shares during the period that the shares are issued but restricted and are compensated (when the restrictions lapse) for dividends that would have been paid if the shares had not been restricted. The Committee may impose additional restrictions (in addition to lapse of time) on the vesting of restricted stock awards.

         Stock Units: Stock units are a form of deferred compensation, the value of which mirrors the value of a corresponding number of shares of Common Stock. Stock Units may be awarded as "restricted" stock units, similar to restricted stock awards. The "restrictions" on restricted stock units typically lapse three years from the date of grant. Stock units and restricted stock units have no voting rights and dividend equivalents are converted to additional stock units. As with restricted stock awards, the Committee may impose restrictions in addition to lapse of time on the vesting of restricted stock units.

         Other Awards: The Committee also has the flexibility to grant other awards under the ICP, including bonus stock, stock appreciation rights (or "SARs"), convertible securities and cash awards.

         Benefits

         Benefits offered to key executives are largely those that are offered to the general employee population (with some variation, largely to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits).

         In general, these benefits provide a safety net for protection against the financial catastrophes that can result from illness, disability or death.

1998 Compensation for the Chief Executive Officer

Ian M. Rolland retired from his position as Chief Executive Officer of the Corporation on June 30, 1998, and Jon A. Boscia became the Chief Executive Officer as of that date. Mr. Boscia's total salary for 1998 was $655,769. He received an EVSP award of $726,000 for the 1995-1997 Performance Cycle in April 1998. During 1998, the Committee also awarded Mr. Boscia a discretionary bonus of $124,000. In March of 1999, Mr. Boscia received an award of $3,500,000 with respect to the one-year ICP Performance Cycle ended in 1998. In making decisions with respect to 1998 compensation for Mr. Boscia and his 1999 ICP award, the Committee considered the Corporation's 1998 financial results, his role in achieving an effective transition after Mr. Rolland's many years of leadership of the Corporation, and the strategic direction Mr. Boscia set for the Corporation. The Committee placed particular emphasis on Mr. Boscia's Accelerating the Pace strategic initiative, through which the Corporation has sharpened its focus on improving growth and results in the Corporation's life and annuity businesses, capital management improvement and control over expenses.

1998 Compensation for the Former Chief Executive Officer

Mr. Rolland received a salary of $537,308 from January 1998 until his retirement as Chief Executive Officer on June 30, 1998. He also received an EVSP award of $1,593,000 for the 1995-1997 Performance Cycle in April 1998. In addition, in 1998 the Committee approved a discretionary bonus of $907,000 in recognition of Mr. Rolland's role in planning the transition to a new Chief Executive Officer and a cash award of $3,750,000. The latter amount was the Committee's estimate of the pro-rated amounts due Mr. Rolland with respect to Performance Cycles that had previously commenced, but were not completed, under the Corporation's 1997 ICP and the predecessor EVSP prior to his retirement. In connection with Mr. Rolland's retirement, the Committee also authorized the payout of all vested deferred compensation obligations owed to Mr. Rolland as well as the payout of previously awarded restricted stock units once the units vested on January 1, 1999. In determining the foregoing awards, the Committee recognized Mr.
Rolland's significant contributions in developing and implementing the steps necessary for the future strategic direction of the Corporation, including the sale of American States Financial Corporation in 1997 and the acquisition of the life and annuity businesses of CIGNA and Aetna in 1998, and the outstanding leadership he provided to the Corporation during his 21 years as its Chief Executive Officer.

After his retirement as Chief Executive Officer, Mr. Rolland continued as Chairman of the Board until November 30, 1998. Compensation for his services as Chairman is discussed on page 20.

Impact of Tax Deduction Limitations on Executive Compensation

The Committee is responsible for addressing tax deduction limitations which make "non-performance-based" compensation to certain executives of the Corporation in excess of $1,000,000 nondeductible to the Corporation. To qualify as "performance-based" compensation, payments must be based on achieving objective performance goals established under an employee benefit plan that is administered by a committee of "outside directors." In addition, the material terms of the plan must be disclosed to and approved by shareholders and the Committee must certify that the performance goals were achieved before payments may be made.

The Committee has taken several steps to minimize the effect of these tax deduction limits on the Corporation's deduction for compensation to be paid to the Named Executive Officers listed on the Summary Compensation Table. The Stock Option Plan was amended to place maximums on the number of stock options awarded to any officer, the EVSP was approved by shareholders in 1994, and the successor ICP was approved by shareholders in 1997. Stock options awarded under the Stock Option Plan, awards paid under the amended EVSP, and amounts awarded pursuant to the ICP have generally been designed as performance-based compensation not subject to the $1,000,000 limit. In addition, for EVSP Performance Cycles that began before 1994, certain officers received awards in the form of restricted stock units under a deferred compensation arrangement designed to assure deductibility by the Corporation.

Although the plans referenced above satisfy the requirements for payments to be deductible, the Committee may make payments of compensation to executives that are not deductible in order to recognize exceptional service or to correct below market compensation. Should compliance with the $1,000,000 limit conflict with the Committee's compensation philosophy, the Committee will act in the manner it perceives to be in the best interests of shareholders. The Committee continues to monitor the level of compensation paid to executive officers in order to take any steps which may be appropriate to comply with applicable tax deduction limitations relating to executive compensation.

Conclusion

Executive compensation is designed to be linked to, and commensurate with, the Corporation's corporate performance. The Committee believes that the Corporation's performance validates the success of its compensation philosophy and that its executive compensation policies and programs serve the best interests of the Corporation and its shareholders. 1

                                                  John M. Pietruski, Chairperson
                                                  J. Patrick Barrett
                                                  Thomas D. Bell, Jr.
                                                  Jill S. Ruckelshaus

--------------------------------------------------------------------------------

SUMMARY ANNUAL AND LONG-TERM COMPENSATION

The Corporation's compensation program for executive officers for the fiscal year ended December 31, 1998 consisted primarily of salaries, bonuses, and other compensation. Table C on page 29 includes information concerning the annual compensation for services in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 1998, 1997, and 1996 of the Corporation's Named Executive Officers.
Under SEC rules, the "Named Executive Officers" include:

o any person who acted as the Corporation's chief executive officer at any time during 1998,

o the four other most highly compensated executive officers employed by the Corporation on December 31, 1998, and

o up to two additional executive officers who would have been required to be listed in the Summary Compensation Table had they been employed by the Corporation (or its subsidiaries) on December 31, 1998.

LONG-TERM INCENTIVE PLANS

Set forth in Table D on page 31 is information regarding awards made for 1998 under long-term incentive compensation plans.

STOCK OPTION PLANS

Set forth in Table E on page 32 is information on grants of stock options pursuant to the Stock Option Plan during fiscal year 1998 to the Named Executive Officers. No stock appreciation rights were granted under those Plans during fiscal 1998.

--------
1. Pursuant to item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC"), the "Compensation Committee Report" shall not be deemed to be filed with the SEC for purposes of the Securities Exchange Act nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Corporation under the Securities Exchange Act or the Securities Act of 1933, as amended.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

Table F on page 33 includes information with respect to option exercises in fiscal year 1998 and unexercised options to purchase the Corporation's Common Stock granted to the Named Executive Officers in fiscal year 1998 under the ICP and in prior years under the Stock Option Plan.

RETIREMENT PLANS

Table G on page 34 shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including the Named Executive Officers, under the Corporation's retirement plans which cover most officers and other employees on a non-contributory basis. Such benefits reflect a reduction to recognize in part the Corporation's cost of Social Security Benefits related to service for the Corporation.

SUPPLEMENTAL RETIREMENT ARRANGEMENTS

Certain officers of the Corporation and its subsidiaries, including all the Named Executive Officers, have entered into salary continuation agreements under the terms of the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates ("Salary Continuation Plans"). Under the Salary Continuation Plans, the amount each officer is entitled to receive upon retirement is 2% of his or her final monthly compensation multiplied by the number of years the agreement has been in effect (up to a maximum of 10% of final monthly salary), so long as the officer agrees to an exclusive consulting arrangement with the Corporation until the earlier of the waiver of such arrangement or attainment of age 65. This amount will be paid in the form of a 120-month certain and life annuity. In the event of death prior to retirement, a designated beneficiary of executives who were participating in the Salary Continuation Plans on December 31, 1991, will instead receive annual payments each equal to 25% of the employee's final annual salary until the later of the date on which the employee would have attained age 65 or the date on which a minimum of ten payments have been made. These agreements automatically terminate upon the officer's termination of service for reasons other than death, disability or retirement; except that in the event of a change in control of the Corporation, as defined in the Severance Plan (discussed below), and a subsequent voluntary or involuntary termination of the employee's employment within 2 years of the change in control, such employee shall be treated as continuing employment with the Corporation and its affiliates until age 65 at which time benefits shall begin. The Salary Continuation Plan caps compensation used to determine benefits at the greater of $200,000 or the annual base compensation in effect on December 31, 1991 for executives participating on that date. Effective December 31, 1993, the exclusive consulting arrangement was waived for Mr. Rolland.

CHANGE-IN-CONTROL ARRANGEMENTS

Recognizing that an unforeseen change of control is unsettling to the Corporation's key executives, the Board adopted the Lincoln National Corporation Executives' Severance Benefit Plan (the "Severance Plan"). The objectives of the Severance Plan are to:

o attract certain qualified executives and encourage their continued employment in the face of an actual or threatened change of control

o enable such executives to help the Board assess any proposed change of control of the Corporation and advise the Board regarding whether such proposal is in the best interests of the Corporation, its shareholders, and the policyholders and customers of its affiliates without being unduly influenced by the uncertainty of continued employment

o demonstrate to those executives the Corporation's desire to treat them fairly

o provide those executives with compensation and benefits upon a change of control which are designed to ensure that expectations of the executives will be satisfied

Executives eligible for participation in the Severance Plan ("Eligible Executives") are the members of the Corporation's Senior Management Committee and other employees as determined by the Compensation Committee. All Named
Executive Officers were Eligible Executives during 1998. Pursuant to the Severance Plan, the Corporation may enter into agreements (which are not employment agreements) with Eligible Executives to provide severance benefits in the event that, within three years after a change of control of the Corporation has occurred (i) the Corporation terminates their employment for any reason other than cause, death or disability, or (ii) the Eligible Executive terminates employment for good reason, such as a change in the Eligible Executive's responsibilities, a reduction in salary or benefits, or relocation. Any termination of employment by the chief executive officer or the chief operating officer during such three-year period is deemed to be for good reason under the Severance Plan.

The benefit to which an Eligible Executive would be entitled under the terms of the Severance Plan is the greater of (1) 299.9% of the Eligible Executive's average annual compensation for the period consisting of the five most recent taxable years ending before the change in control and (2) 200% of the Eligible Executive's annual compensation (including all forms of compensation reportable on a Form W-2) based on the highest amount of consideration paid during (a) the calendar year preceding termination or (b) either of the two calendar years immediately preceding the year in which the change of control occurred. In addition, an Eligible Executive would be entitled to benefits such as the continuation of certain benefits under the welfare benefit plans in which he or she participates, immediate and 100% vesting in all retirement benefits, the value of certain unexercisable stock options and restricted stock, relocation benefits, outplacement services and a lump sum payment equal to 40.6% of any amount paid which is deemed an "excess parachute payment" under the Code. The Corporation must reimburse an Eligible Executive any and all legal fees and expenses incurred by the Eligible Executive relating to enforcing the Corporation's obligations under the Severance Plan. The Severance Plan supplements and does not supersede other plans, contracts of employment, or other arrangements which Eligible Executives may have with the Corporation or its affiliates.

EMPLOYMENT CONTRACTS

The Corporation has no employment agreement with any Named Executive Officer. Mr. Vaughan has a severance agreement which provides that from June 18, 1996 until the first month following his 55th birthday, if his employment is involuntarily terminated by the Corporation, he will be entitled to one year of severance pay at his then base salary. This arrangement does not apply to voluntary termination or if termination is for cause.

COMPENSATION OF DIRECTORS

Compensation Philosophy

The Board considers a variety of outside sources (e.g., comparisons with peer companies and third party studies on director compensation) when determining the levels and types of compensation to be paid to directors. Of particular relevance, the Board endorses each of the six "Best Practices" recommended in the Report of the Blue Ribbon Commission on Director Compensation of the National Association of Corporate Directors. Consistent with those practices, the Board adheres to the following guidelines in establishing director compensation:

o a substantial portion of each director's compensation is paid in LNC Common Stock or stock units

o in order to avoid the appearance of employee-like tenure or compromised independence, directors are not eligible for defined benefit pensions

o directors are expected to achieve stock ownership of 5 times their annual retainer within 5 years of election to the Board

LNC pays retainer and meeting fees to Non-Employee Directors. Non-Employee Directors are also eligible to receive bonus awards and service awards or certain other retirement benefits. The Board believes that the fees of Non-Employee Directors are comparable to the fees paid to directors of similar companies.

Retainer and Meeting Fees

The Corporation pays retainer fees under the 1993 Stock Plan for Non-Employee Directors (the "Stock Plan"). Under the Stock Plan, the Corporation pays each Non-Employee Director an annual retainer of $55,000 ($18,000 in cash and $37,000 in LNC restricted stock). If a Non-Employee Director is elected to a new three-year term, the Corporation pays that director an additional $10,000 in restricted stock (rounded up to the nearest whole share). The restrictions on shares awarded under the Stock Plan will lapse on the earliest of the Non-Employee Director's death, disability, retirement from the Board at age 70 or, if specifically approved by the Board, other events of resignation or retirement from the Board. Under the Stock Plan, the Corporation also has the authority to grant stock options as part of the retainer fees, although it has not done so.

In addition to the retainer fee, the Corporation paid each Non-Employee Director $1,100 for each Board and Board committee meeting he or she attended during 1998. Committee chairpersons received an additional fee of $5,000 for their services. The Corporation also reimburses directors (and sometimes their spouses) for the reasonable travel expenses they incur when attending Board and Board committee meetings. In January 1999, John M. Pietruski was designated the "lead director" of the independent directors and will be paid an additional $25,000 for his services in that regard.

After his retirement as Chief Executive Officer, Mr. Rolland continued as Chairman of the Board until November 30, 1998. For his services as Chairman as well as serving as the Corporation's representative on the Board of the American Council of Life Insurance, and in lieu of all other amounts directors are eligible to receive, Mr. Rolland was paid $100,000 for the period from July 1, 1998 through November 30, 1998. Subsequently, Mr. Rolland was compensated as a regular non-employee director.

Non-Employee Directors may defer the cash portion of their annual retainer and fees in stock units, as provided in the Stock Plan. When the director retires, he or she can receive the value of those units in LNC Common Stock or in cash, either in a lump sum payment or in annual installments over a period of up to fifteen years.

Bonus Awards, Service Awards and Other Benefits

Non-Employee Directors are eligible to receive Bonus Awards, Service Awards, and certain other benefits under the Directors' Value Sharing Plan (the "DVSP").

         Bonus Awards. The Corporation may award Bonus Awards if the total shareholder return of LNC Common Stock over a three-year period exceeds the median shareholder return of the companies in a particular peer group over the same period. Bonus Awards range from $0 (if the Corporation's total shareholder return is not above the median) to $41,000 (if the Corporation outperforms the relevant Peer Group), and are awarded as LNC stock units and credited to a non-qualified deferred compensation account established for each Non-Employee Director. There was no award for the 1996--1998 cycle.

         Service Awards. Except as discussed below under "Retirement Benefits," each Non-Employee Director receives a quarterly Service Award in the form of LNC stock units (up to a maximum of 40 Service Awards). As with Bonus Awards, Service Awards are credited to a non-qualified deferred compensation account established for each Non-Employee Director. Service Awards are based upon a formula that takes into account the Non-Employee Director's age upon election to the Board, the annual retainer and an assumed minimum return on LNC Common Stock.

         Certain Death Benefits. If a Non-Employee Director was a director on January 1, 1996, he or she could choose either to receive Service Awards under the DVSP or to continue participating in the Retirement Plan (described below). However, if a Non-Employee Director has elected to receive Service Awards, but dies prior to retirement from the Board, the value of his or her Service Award account will not be less than the lump sum death benefit that would have been payable under the Retirement Plan.

Retirement Benefits

Non-Employee Directors who were directors on January 1, 1996 and did not elect to receive Service Awards under the DVSP continue to be eligible for retirement benefits under the Retirement Plan. The annual benefit payable to a Non-Employee Director under the Retirement Plan is 0.833% of the director's retainer during the last year he or she was a director, multiplied by the number of months he or she served on the Board (up to a maximum of 120 months). A director may receive his or her retirement benefit under the Retirement Plan either in a single lump sum or in monthly payments beginning at the later of retirement or age 65. If the director dies prior to the date retirement benefits start, the death benefit will be paid to his or her beneficiary. Only two directors participate in the Retirement Plan. Non-Employee Directors who were first elected to the Board after January 1, 1996 have no right to retirement benefits other than Service Awards, as discussed above.

                             COMPARISON OF FIVE-YEAR
                             CUMULATIVE TOTAL RETURN

The graph set forth below shows a five-year comparison of the yearly performance of the Corporation's cumulative total shareholder return (change in the year-end stock price plus reinvested dividends), based on a hypothetical investment of $100, with the S&P 500 Composite Index and an index of peer companies selected by the Corporation.



                                [GRAPHIC OMITTED]

Companies in the Peer Group are as follows:

 American General Corporation                Liberty Financial Companies, Inc.
 AmerUS Life Holdings, Inc.                  Nationwide Financial Services, Inc.
 Conseco, Inc.                               Reinsurance Group of America
 Equitable Companies, Inc.                   Reliastar Financial Corporation
 Hartford Life, Inc.                         Torchmark Corporation
 Jefferson-Pilot Corporation                 Transamerica Corporation

Companies in the Peer Group are publicly traded companies with business units which are considered to be significant competitors of major business units of the Corporation, and their returns have been weighted for stock market capitalization.

On October 1, 1997, the Corporation exited the property casualty line of business when it sold American States Financial Corporation to SAFECO Corporation. Accordingly, the following companies were removed from the Performance Graph Peer Group in order to more accurately reflect that the Corporation no longer competes in that industry: CIGNA Corporation, SAFECO Corporation, The Allstate Corporation, Travelers Group, Inc., and USF&G Corporation. Those companies were replaced with the following companies: AmerUS Life Holdings, Inc., Conseco, Inc., Hartford Life, Inc., Jefferson-Pilot Corporation, Liberty Financial Companies, Inc. and Nationwide Financial Services, Inc. Life Re Corporation, which was originally intended as a replacement, was acquired by Swiss Re, and Reinsurance Group of America was selected to replace Life Re Corporation. Finally, Provident Companies, Inc., which was listed as a member of the Corporation's Peer Group last year, is no longer a member of the Peer Group because the Corporation no longer markets individual disability income business.

The Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

There can be no assurance that the Corporation's stock performance will continue into the future with the same or similar trends depicted in the preceding graph. The Corporation will not make or endorse any predictions as to future stock performance.


                       ITEM 2 - 1999 SHAREHOLDER PROPOSAL


SHAREHOLDER PROPOSAL RELATING TO TOBACCO INVESTMENTS

Catholic Healthcare West of 1700 Montgomery Street, Suite 300, San Francisco, California, is the holder of 39,100 shares of Common Stock and has caused the following proposal to be included in this Proxy Statement. The Corporation is not responsible for any of the contents of the language of the shareholder's proposal which is set out below between the quotation marks. The Board of Directors unanimously opposes this proposal for the reasons set forth in Management's Statement in Opposition of the Shareholder Proposal which follows the shareholder's proposal.

           "WHEREAS a July 7-9, 1995 editorial in USA Today declared:

      Here's a grubby little health-care new [sic] item: According to a commentary in the upcoming edition of the British medical journal Lancet, major U.S. health insurers are large investors in major U.S. tobacco companies. In other words, the nation's merchants of care are partners with the nation's merchants of death. . . . These investments grate and gall. Every year, tobacco use is fatal for thousands of Americans. For insurers to provide health care for those suffering smokers on the one hand while investing in the source of their misery on the other is unconscionable. And hypocritical.

               - As shareholders, we are concerned about the ethical implications of investments in the tobacco industry by companies that sell life insurance, especially when they are paying out hundreds of millions of dollars to patients who are sick and dying as a result of tobacco use. - In 1994, the Centers of Disease Control and Prevention released an article entitled, `Medical-Care Expenditures Attributable to Cigarette
               Smoking, United States - 1993.' The study found that smoking-related disease in the U.S.A. has an enormous economic impact. In 1993, it is estimated that the direct medical costs associated with smoking totaled $30 billion. Such findings have led the State of Louisiana to add insurers to its Medicaid reimbursement litigation against the tobacco industry. - In 1996 the AMA called for mutual funds and health-conscious investors to refuse to own stock in tobacco companies, and for those same investors to divest from stocks and bonds in tobacco companies. -We believe it is inconsistent for an insurance company that sells life insurance to invest in tobacco equities and yet give preferential rates to non-smokers. Therefore we believe that the company should seriously review its stand related to these apparently contradictory positions on tobacco.

               RESOLVED: that shareholders request the Board to initiate a policy mandating no further purchases of tobacco equities in any of our portfolios unless it can be proven that tobacco use does not cause the illnesses and deaths that have been attributed to it. Furthermore, the company shall divest itself of all tobacco stocks by January 1, 2000.

                              Supporting Statement

               Our Company exists to help people keep healthy. We support people not using tobacco, yet have no policy against investing in companies producing its products. Allstate, Chubb, UNUM, and other companies that sell life insurance have policies and/or practices that have resulted in prohibitions or limitations on their various investments in tobacco companies. Institutions like Harvard and Johns Hopkins, as well as The Maryland Retirement and Pension Systems have divested from all tobacco stocks. As the editorial noted above concludes: `Insurers have a responsibility to maximize returns. But they have a responsibility to hold down costs too.' Investing in tobacco while charging premiums based in part on the cost of treating tobacco-related illness mocks that obligation. If you agree that our Company should not contribute to peoples' illness and death by investing in tobacco, please vote YES for this resolution."

THE  BOARD  OF  DIRECTORS   RECOMMENDS  THAT  SHAREHOLDERS  VOTE  "AGAINST"  THE
SHAREHOLDER PROPOSAL RELATING TO TOBACCO INVESTMENTS.


MANAGEMENT'S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

The Corporation's investment operations and policies are fundamental to the Corporation's business and subject to the supervision of the Board of Directors of the relevant subsidiary and various investment committees. The Corporation's investment operations are focused upon providing customers with competitive products and shareholders with an attractive investment. In managing the Corporation's investments, management considers many factors that may affect the current and future values of portfolio investments. Social policy considerations are one of the many considerations that are taken into account in managing the portfolios.

The shareholder proposal suggests that certain social policies should be the principal factors considered in the Corporation's investment policies, limiting the role that other investment and social factors play in the Corporation's policies. The Board of Directors believes that such an approach is inconsistent with sound investment practices. In that regard, the Corporation believes that the shareholder proposal is inconsistent with the interests of the Corporation's shareholders and customers.

For these reasons, the Board recommends a vote AGAINST the Proposal and your proxy will be so voted unless you indicate otherwise on the proxy.


                                     GENERAL

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has been selected by the Board to be the independent auditors to audit the consolidated financial statements of the Corporation for fiscal year 1999. This firm has been employed by the Corporation in that capacity continuously since January 17, 1968. Representatives of Ernst & Young LLP will be present at the annual meeting of shareholders, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions relating to the audit of the Corporation's 1998 consolidated financial statements.

SHAREHOLDER PROPOSALS

To Be Included in the Corporation's Proxy Materials

Any shareholder proposals intended to be considered for inclusion in the proxy materials for the Corporation's 2000 annual meeting of shareholders must be received by the Corporation no later than December 11, 1999.
All such proposals should be sent to the Secretary of the Corporation.

To Be Presented In-Person at Shareholder Meetings

Shareholders wishing to propose matters for consideration at a meeting of shareholders or to propose nominees for election as directors must follow the procedures contained in the Corporation's Bylaws. Such procedures include giving notice to the Secretary of the Corporation at least 90 and not more than 120 days prior to the meeting. However, in the event that less than 60 days' notice of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was given. That notice must include:

o the name and address of the proposing shareholder (as it appears on the Corporation's stock records)
o a brief description of the business desired to be brought before the meeting
o the class and number of shares of the Corporation which are beneficially owned by the proposing shareholder
o a description of any interest of such proposing shareholder in the business proposed

In the case of a shareholder-proposed nominee for director, the required notice must also contain as to each person whom the shareholder proposes to nominate for election or re-election as a director:

o        the name, age, business address and residence address of such person
o        the principal occupation or employment of such person
o the class and number of shares of the Corporation which are beneficially owned by such person

o any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected)
o the qualifications of the nominee to serve as a director of the Corporation

In the event any such matter is not timely received, the individuals identified on the proxy card may vote the shares represented by proxies in their discretion in the manner they perceive to be in the best interests of the Corporation. The person presiding at a meeting of shareholders is authorized by the Bylaws, if the facts warrant, to determine that the proposed business was not properly brought before the meeting, or was not lawful or appropriate for consideration at the meeting or that a nomination for director was not properly made. Upon a declaration of such determination by the chairman, the proposed business shall not be transacted or the defective nomination shall be disregarded, as the case may be.

1999 Shareholder Proposals

Other than the shareholder  proposal discussed in this Proxy Statement (see Item
2), no shareholder has raised an issue which is proper for consideration at the Annual Meeting. To the extent permissible, your proxy will be voted in the discretion of the proxy holders with respect to each matter properly brought before the meeting that has not been enumerated in this Proxy Statement or for which no specific direction was given on the proxy card.

ANNUAL REPORT

The Corporation's Annual Report to Shareholders, together with its Annual Report on Form 10-K filed with the SEC, for the fiscal year 1998 have previously been mailed to shareholders of record to the relevant addresses appearing on the Corporation's stock books. An additional copy of the Annual Report on Form 10-K will be provided on written request and without charge to each shareholder. Write to Corporate Secretary, Lincoln National Corporation, 200 East Berry Street, Fort Wayne, Indiana, 46802-2706.


                                            For the Board of Directors,



                                            C. Suzanne Womack
                                            Secretary
                                            April 8, 1999




                                                      TABLE A


                                       SECURITY OWNERSHIP OF
                            DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
            NAME              AMOUNT OF LNC                LNC STOCK                   TOTAL OF LNC
                              COMMON STOCK                   UNITS                           COMMON
                              AND NATURE OF                                               STOCK AND
                              BENEFICIAL                                                STOCK UNITS
                              OWNERSHIP1,2
============================= ======================= =============================================
J. Patrick Barrett                              6,798               4,742                    11,540
Thomas D. Bell, Jr.                             1,798               1,473                     3,271
Jon A. Boscia                                 171,417              14,585                   186,002
Daniel R. Efroymson                           272,177               3,596                   275,773
Jack D. Hunter                                124,457               1,261                   125,718
Eric G. Johnson                                   515                 104                       619
Harry L. Kavetas                                2,336               3,879                     6,215
M. Leanne Lachman                               2,736               5,822                     8,558
Jeffrey J. Nick                                24,090              28,441                    52,531
Roel Pieper                                     1,147                 305                     5,510
John M. Pietruski                               3,918               4,363                     8,281
Ian M. Rolland                                270,179                   0                   270,179
Jill S. Ruckelshaus                             3,736                 153                     3,889
Gabriel L. Shaheen                             60,433               7,125                    67,558
Richard C. Vaughan                             72,801              14,257                    87,058
Gilbert R. Whitaker, Jr.                        3,918               5,892                     9,810
Directors and Executive                     1,231,787             118,483                 1,350,270
Officers as a group - 22
persons

--------------------

1. Each of these amounts represents less than 1% of the outstanding shares of the Corporation's Common Stock as of March 1, 1999. As to shares beneficially owned, each person has sole voting and investment power except that the following persons each share voting and investment power with another person as to the number of shares indicated: Mr. Boscia, 14,651 shares, Mr. Efroymson, 270,379 shares (held in trust), Mr. Rolland, 55,329 shares (55,150 of which are held in trust); Ms. Ruckelshaus, 200 shares; Mr. Shaheen, 18,240 shares; and Mr. Vaughan, 6,600 shares (held in trust). In addition, the following persons have sole voting power (and no investment power) as to the number of shares indicated: Mr. Barrett, 1,798 shares; Mr. Bell, 1,798 shares; Mr. Boscia, 50,000 shares; Mr. Efroymson, 1,798 shares; Mr. Hunter, 12,500 shares; Mr. Kavetas, 1,736 shares; Mr. Johnson, 515 shares; Ms. Lachman, 1,736 shares; Mr. Nick, 22,586 shares; Mr. Pieper, 1,147 shares; Mr. Pietruski, 1,918 shares; Ms. Ruckelshaus, 1,736 shares; Mr. Shaheen, 25,000 shares; Mr. Vaughan, 23,045 shares; and Dr. Whitaker, 1,918 shares. Mr. Efroymson disclaims beneficial ownership of all but 136,541 of the shares reported for him. Mr. Efroymson no longer acts as trustee for certain of the various trusts, or in the positions with Moriah Fund, Inc., reflected in last year's proxy statement; therefore, the amounts set forth above do not reflect shares held by those trusts or Moriah Fund, Inc. for which he may not properly be considered a beneficial owner.

2. This table includes the following shares which are subject to acquisition within 60 days of March 1, 1999 by the exercise of outstanding stock options:
Mr. Boscia, 85,649 shares; Mr. Hunter, 54,750 shares; Mr. Rolland, 212,675 shares; Mr. Shaheen, 10,813 shares; and Mr. Vaughan, 42,500 shares.

                                                      TABLE B


                                                SECURITY OWNERSHIP
                                           OF CERTAIN BENEFICIAL OWNERS
   TITLE OF CLASS      Name and Address of Beneficial             Amount and Nature of                Percent
                                   Owner                          Beneficial Ownership                of Class
Common               Capital Research and Management    7,925,000 shares                                7.8%
                     Company                            [sole dispositive power - 7,925,000 shares;
                     333 South Hope Street              sole voting power - 0 shares]
                     Los Angeles, California 90071
Common               The Dai-ichi Mutual Life Insurance 6,754,311 shares                                6.7%
                     Company                            [sole voting and sole dispositive power of all
                     1-13-1-Yuraku-Cho                  shares]
                     Chiyoda-ku
                     Tokyo, Japan  100-84-11
Common               Massachusetts Financial Services   5,136,732 shares                                5.1%
                     Company                            [sole dispositive power - 5,136,732 shares;
                     500 Boylston Street                sole voting power - 5,114,812 shares]
                     Boston, MA 02116

The information set forth in this Table is based solely on a review by the Corporation of the filings of Schedules 13G and D filed with the Securities and Exchange Commission and provided to the Corporation by the above named beneficial owners. Information regarding the amount and nature of beneficial ownership is to the best of the Corporation's knowledge as of December 31, 1998; the percentages, however, have been calculated by the Corporation as of the record date, March 19, 1999.

                                                      TABLE C


                                                         SUMMARY COMPENSATION TABLE
                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                              AWARDS               PAYOUT
         (a)              (b)     (c)       (d)            (e)            (f)             (g)             (h)             (i)

                                                               OTHER                        SECURITIES                         ALL
                                                              ANNUAL       RESTRICTED       UNDERLYING                        OTHER
NAME AND                                                      COMPEN-         STOCK          OPTIONS/        LTIP            COMPEN-
PRINCIPAL                 YEAR   SALARY        BONUS1         SATION2        AWARDS3           SARs         PAYOUT(S)        SATION7
POSITION                          ($)            ($)            ($)            ($)             (#)             ($)             ($)
JON A. BOSCIA             1998     655,769    3,624,000           -0-             -0-         110,000            -0-4         69,427
President and CEO of      1997     434,094          -0-           -0-             -0-          26,000        787,0535        50,0608
LNC                       1996     384,768          -0-           -0-         257,019          18,000        796,4306         63,576
IAN M. ROLLAND            1998     537,308      907,000           -0-             -0-             -0-            -0-4     3,966,0899
Former Chairman and       1997   1,062,308          -0-           -0-             -0-          88,425      1,750,3285       187,7738
CEO of LNC                1996   1,003,077          -0-           -0-             -0-          75,000      1,739,0786        148,597
GABRIEL L.
SHAHEEN                   1998     448,116    1,150,000           -0-             -0-          37,781         25,4434         30,070
President and CEO of      1997     350,192          -0-       411,243             -0-          26,000        660,9885        46,3218
The Lincoln National      1996     338,019          -0-           -0-             -0-          17,250        680,1276         28,787
Life Insurance Co.
RICHARD C.                1998     430,000    1,040,000           -0-             -0-          26,000            -0-4         22,185
VAUGHAN                   1997     394,076          -0-           -0-             -0-          26,074        594,4095        47,8228
Executive Vice            1996     343,653          -0-           -0-         275,053          14,500       550,053 6         59,303
President and CFO of
LNC
JEFFREY J. NICK
CEO of Lincoln            1998     400,000    1,125,000           -0-             -0-          26,000            -0-4         19,023
National Investment       1997     341,038          -0-           -0-             -0-          26,000        480,0005         38,088
Companies, Inc. and       1996     282,308          -0-        36,307             -0-          15,000       500,000 6         34,624
Delaware Management
Holdings, Inc.
JACK D. HUNTER            1998     387,000      880,000           -0-             -0-          28,920         28,3374         19,139
Executive Vice            1997     367,692          -0-           -0-             -0-          28,464        624,3135        45,6238
President and General     1996     351,443          -0-           -0-             -0-          14,500        591,3016         36,953
Counsel of LNC

--------------------
1. Includes annual incentive awards for 1998 awarded under the 1997 Incentive Compensation Plan ("ICP"), as follows: Mr. Boscia, $3,500,000; Mr.Shaheen, $1,150,000; Mr. Vaughan, $1,015,000, Mr. Nick, $1,125,000; and Mr. Hunter,
$865,000. The remaining amounts reflect discretionary bonuses awarded for 1998 as follows: Mr. Boscia, $124,000; Mr. Rolland, $907,000; Mr. Vaughan, $25,000; and Mr. Hunter, $15,000.

2. Perquisites and other personal benefits of the Named Executive Officers, other than Mr. Shaheen (in 1997) and Mr. Nick (in 1996), did not exceed the lesser of $50,000 or 10% of the total of base salary and annual bonus for the Named Executive Officers during the years reported in the table and, therefore, are not included in the table. Amounts in this column for Mr. Shaheen for 1997 represent compensation related to Mr. Shaheen's overseas assignment, including United Kingdom taxes ($238,750) and tax "gross-ups" ($117,058); the remaining $55,436 is attributable to related matters, including automobile reimbursement, tuition and a one-time general expense allowance relating to overseas service. Amounts in this column for Mr. Nick for 1996 represent moving expenses paid to Mr. Nick in connection with completion of overseas service.

3. During 1998, the Compensation Committee awarded to the Named Executive Officers shares of restricted stock under the ICP, which shares are subject to performance-based conditions to vesting, in addition to lapse of time and/or continued service with the Corporation. Accordingly, those awards are reflected in Table D (Long-Term Incentive Plans -- Awards in Last Fiscal Year). If the performance criteria related to those awards are satisfied and the shares vest, the amounts paid thereunder will be reflected in the LTIP Payout(s) column (column h). The amounts shown for 1996 represent the Fair Market Value on the date of grant of the award of restricted shares of Common Stock awarded under the Executive Value Sharing Plan ("EVSP") for the period ending in 1996. No dividends are payable on the restricted shares; however, when the restrictions lapse, a "dividend equivalency" bonus is paid and reported in the "LTIP Payout(s)" column. The restrictions on the shares awarded under both the ICP and the EVSP lapse on the third anniversary of January 1 of the year next succeeding the applicable performance cycle. The number and aggregate value of restricted stock holdings, including restricted stock units, of the Named Executive Officers as of December 31, 1998, are as follows: Mr. Boscia, 55,065 shares ($4,505,005); Mr. Rolland, 13,166 shares ($1,077,143); Mr. Shaheen, 35,892 shares ($2,936,414);  Mr. Vaughan, 27,097 shares ($2,216,873);  Mr. Nick, 46,287 shares ($3,786,855);

and Mr. Hunter, 16,252 shares ($1,329,617). As of December
31, 1998, the number and value of the aggregate restricted stock holdings (including restricted stock units) of all employees of the Corporation were 653,015 shares representing a total value of $53,424,790.

4. Under the ICP, the Compensation Committee has the authority to make awards based on satisfaction of certain performance criteria during specified "Performance Cycles," typically one or three years. The awards made under the ICP for the one-year Performance Cycle that ended in 1998 are reflected in the "Bonus" column (column b). See Note 3 for a discussion of awards made in 1998 under the ICP for the 1998-2000 Performance Cycle that are subject to the satisfaction of performance-based criteria. The amounts shown in this column for Mr. Hunter and Mr. Shaheen for 1998 include dividend equivalencies paid in cash (or credited to the Corporation's deferred compensation plan) during 1998 with respect to restricted stock or restricted stock units which vested in 1998.

5. The amounts reported for 1997 were awarded by the Board at its May 1998 meeting and were not available for inclusion in last year's proxy statement. Such amounts include awards made under the ICP for 1997 as follows: Mr. Boscia, $726,000; Mr. Rolland, $1,593,000; Mr. Shaheen, $650,000; Mr. Vaughan, $575,000;
Mr. Nick, $480,000; and Mr. Hunter, $575,000. The remaining amounts represent the dividend equivalencies paid in cash (or credited to the Corporation's deferred compensation plan) during 1997 with respect to restricted stock or restricted stock units which vested in 1997.

6. Includes the cash portion of the 1996 EVSP: Mr. Boscia, $725,000; Mr. Rolland, $1,450,000; Mr. Shaheen, $337,500; Mr. Vaughan, $275,000; Mr. Nick,
$250,000; and Mr. Hunter, $550,000. An additional $337,533 of the amount reported for Mr. Shaheen and $250,000 of the amount reported for Mr. Nick is comprised of the portion of his EVSP that was made in restricted stock units. The remaining amounts are attributable to dividend equivalencies paid in cash during 1996 with respect to restricted stock or restricted stock units that vested in 1996.

7. Amounts included in the All Other Compensation column are amounts contributed or accrued for the Named Executive Officers under the Corporation's Employees' Savings and Profit-Sharing Plan, the related supplemental savings plans and the dollar value of insurance premiums paid by the Corporation. The amounts contributed to the Profit-Sharing Plan and accrued supplements for fiscal 1998 are as follows: Mr. Boscia, $4,594; Mr. Rolland, $4,594; Mr. Vaughan $4,817; Mr. Hunter, $4,594; Mr. Nick, $4,594; and Mr. Shaheen, $4,594.
The amounts of insurance premiums for fiscal 1998 are as follows: Mr. Boscia, $63,244; Mr. Rolland, $110,650; Mr. Shaheen, $23,969; Mr. Vaughan, $15,779;
Mr. Nick, $12,922; and Mr. Hunter, $12,815. Amounts for Mr. Nick for 1997 and 1996 include insurance premiums of $11,411 for each year.

8. The additional profit-sharing amounts for 1997 which were not available for last year's proxy statement and which were awarded by the Board at its May 1998 meeting were as follows: Mr. Boscia, $28,018; Mr. Rolland, $97,250; Mr. Shaheen, $10,414; Mr. Vaughan, $14,132; and Mr. Hunter, $12,528.

9. Includes a one-time payment of $3,750,000 made in connection with Mr. Rolland's retirement during 1998, representing payment of a pro rata portion of the amounts to which the Compensation Committee estimated Mr. Rolland would have been entitled under the various EVSP/ICP Performance Cycles commenced, but not completed, prior to his retirement had he continued in his role as Chief Executive Officer; also includes $100,000 paid to Mr. Rolland during 1998 for his service as Chairman of the Board and for serving as the Corporation's representative on the Board of the American Council of Life Insurance.

                                     TABLE D

Set forth below are awards of restricted stock of the Corporation made to the Named Executive Officers in 1998 for a long-term 1998-2000 Performance Cycle under the 1997 Incentive Compensation Plan (the "ICP"). Executives who received restricted stock awards will also be credited with restricted stock units representing amounts equivalent to dividends on the restricted stock. These restricted stock and restricted stock unit awards are subject to a substantial risk of forfeiture. They will vest, and executives will become entitled to unrestricted shares, only if both certain "Corporate Performance" criteria are satisfied during 1998 through 20001 and the executive continues in employment (subject to limited exceptions) with the Corporation through 2003.


                        LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR
                                       Performance             Estimated future payouts under
                        Number of        or other               non-stock price-based plans
                         shares,       period until
                      units or other  maturation or
         Name            rights1#         payout        Threshold2       Target2         Maximum2
Jon A. Boscia             50,000        1998-2000            0            25,000          50,000
Ian M. Rolland              0           1998-2000            0              0                0
Gabriel L. Shaheen        25,000        1998-2000            0            12,500          25,000
Richard C. Vaughan        18,000        1998-2000            0            9,000           18,000
Jeffrey J. Nick           18,000        1998-2000            0            9,000           18,000
Jack D. Hunter            12,500        1998-2000            0            6,250           12,500

--------------------
1. The Compensation Committee generally contemplates that (i) a 15 percent average for annual increases in the Corporation's income during 1998 through 2000 will be required for 50 percent vesting in these awards, (ii) a 17 percent average increase in this amount will be required for 100% vesting of these awards, and (iii) vesting of these awards would also require that average adjusted return on equity during this period at least equal 13.6 percent. The Committee has the discretion to pay less, and to some extent to adjust these targets for unforeseen circumstances. In no event, however, will the restricted shares (or the associated restricted stock units representing dividend equivalent amounts) vest unless the arithmetic average of increases in Income From Operations Per Share (diluted and after the exclusion of any restructuring charges) as reported by the Corporation for the years 1998, 1999 and 2000 equals or exceeds 10 percent per year, measured from a 1997 base number of $4.17 per share.

2. Estimated future payouts are expressed in terms of the number of shares of restricted stock that in fact become vested. They do not include any shares that may become payable with respect to restricted stock units representing dividend equivalents, since the number of such shares depends on dividend levels and stock price at the time the dividend equivalents are credited. The Compensation Committee in all cases retains the discretion to require forfeiture of all awards as of December 31, 2000, and the "Threshold" award is thus zero. The "Target" award column assumes vesting based on Corporate Performance at the 50 percent level as well as satisfaction of the continued service requirements. The "Maximum" award column assumes Corporate Performance warranting 100% vesting as well as satisfaction of the continued service requirements, as discussed in note 1 above.


                                                      TABLE E


                                 OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL RATES OF
                                 INDIVIDUAL GRANTS                                      STOCK PRICE APPRECIATION
                                                                                             FOR OPTION TERM
(a)                    (b)               (c)             (d)              (e)                   (f)               (g)

                    NUMBER OF        % OF TOTAL
                   SECURITIES       OPTIONS/SARS
                   UNDERLYING        GRANTED TO
                  OPTIONS/SARS      EMPLOYEES IN     EXERCISE OR
                   GRANTED 1,2      FISCAL YEAR 3    BASE PRICE 4     EXPIRATION
NAME                   (#)                            ($/SHARES)        DATE 5                5%($)            10%($)
Jon A.                    110,000            4.1756              89.85     05/13/08    6,214,560.18     15,749,970.41
Boscia
Ian M.                          0                 0               0               0               0                 0
Rolland
Gabriel L.                 30,000            1.1388              89.85     05/13/08    1,694,880.05      4,295,446.47
Shaheen                       943            0.0357              94.07     05/11/04       28,895.36         65,182.54
                            4,758            0.1806              94.07     05/10/05      175,296.84        406,086.03
                            2,080            0.0789              94.07     05/08/06       90,170.98        214,628.57
                          -------            ------                                   -------------     -------------

                  total    37,781    total   1.4340                                    1,989,243.23      4,981,343.61
Richard C.                 26,000            0.9869              89.85     05/13/08    1,468,896.04      3,722,720.28
Vaughan
Jeffrey J.                 26,000            0.9869              89.85     05/13/08    1,468,896.04      3,722,720.28
Nick
Jack D.                     2,920            0.1108              85.60     05/08/01       40,812.08         85,939.44
Hunter                     26,000            0.9869              89.85     05/13/08    1,468,896.04      3,722,720.28
                        ---------         ---------                                   -------------     -------------

                  total    28,920            1.0977                                    1,509,708.12      3,808,659.72

--------------------
1. Options granted on May 13, 1998 are exercisable starting 12 months after the grant date with respect to 25% of the shares granted and with an additional 25% of the option shares granted becoming exercisable on each successive anniversary, with full vesting occurring on the date of the first to occur of death, disability, retirement or a change of control of the Corporation.

2. On July 31, 1998, Mr. Shaheen received a reload grant of 943 options in connection with his exercise of 2,250 options granted on May 11, 1994, a reload grant of 4,758 options in connection with his exercise of 10,500 options granted on May 10, 1995, and a reload grant of 2,080 options in connection with his exercise of 4,313 options granted on May 8, 1996. Mr. Hunter received a reload grant of 2,920 options on April 1, 1998, in connection with his exercise of 10,000 options granted on May 8, 1991. Reload options are exercisable two years from the date of grant of the reload option if the fair market value of LNC stock is 125% or more of the reload option price, with earlier exercise permitted on the date of the first to occur of death, disability, retirement, one month prior to the end of the ten-year term of the initial option or a change of control of the Corporation.

3. The Corporation granted options representing 2,634,300 shares to employees in fiscal year 1998.

4. The exercise price and tax withholding obligations related to exercise may be paid by delivery of mature shares or by offset of the underlying shares, subject to certain conditions.

5. The options granted May 13,1998 were granted for a term of 10 years, subject to earlier forfeiture in certain events related to termination of employment. The reload options discussed in footnote 2 above were granted for the term of the initial options, subject to earlier forfeiture in certain events related to termination of employment.


                                                      TABLE F


                                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                          AND FISCAL YEAR-END OPTION/SAR VALUES
      (a)             (b)             (c)                        (d)                                 (e)
                                                                                      AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED IN-THE-
                                                     OPTIONS HELD AT DECEMBER 31,           MONEY OPTIONS HELD AT
                                                                 1998                        DECEMBER 31, 1998 1
                    SHARES
      NAME         ACQUIRED      VALUE REALIZED     EXERCISABLE     UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
                      ON              ($)
                   EXERCISE
Jon A.                       0                  0          88,500            142,500     3,946,866.25          930,636.25
Boscia
Ian M.                  60,000       3,845,700.00         212,675            105,750     8,475,923.19        3,086,289.38
Rolland
Gabriel L.              23,913       1,235,028.87          10,813             69,405       305,804.62          897,346.38
Shaheen
Richard C.               5,200            270,581          42,500             56,074     1,643,201.25          820,844.85
Vaughan
Jeffrey J.              26,500       1,297,171.25               0             54,500                0          778,031.25
Nick
Jack D.                 10,000         605,937.50          54,750             61,134     2,242,426.88          849,875.06
Hunter

--------------------
1. Based on the closing price on the New York Stock Exchange Composite Transactions ("NYSE") of the Corporation's Common Stock on December 31, 1998 ($81.8125).


                                                      TABLE G


                                                    PENSION TABLE
                                ESTIMATED ANNUAL RETIREMENT BENEFIT FOR CREDITED YEARS OF SERVICE 1,3
    Final
   Average         10          15           20            25           30           35            40           45
   Salary 2       Years       Years        Years        Years        Years         Years        Years        Years
     $ 300,000     $49,678     $74,516       $99,355     $124,194     $149,033      $173,872     $181,372     $188,872
       350,000      58,178      87,266       116,355      145,444      174,533       203,622      212,372      221,122
       400,000      66,678     100,016       133,355      166,694      200,033       233,372      243,372      253,372
       450,000      75,178     112,766       150,355      187,944      225,533       263,122      274,372      285,622
       500,000      83,678     125,516       167,355      209,194      251,033       292,872      305,372      317,872
       550,000      92,178     138,266       184,355      230,444      276,533       322,622      336,372      350,122
       600,000     100,678     151,016       201,355      251,694      302,033       352,372      367,372      382,372
       650,000     109,178     163,766       218,355      272,944      327,533       382,122      398,372      414,622
       700,000     117,678     176,516       235,355      294,194      353,033       411,872      429,372      446,872
       750,000     126,178     189,266       252,355      315,444      378,533       441,622      460,372      479,122
       800,000     134,678     202,016       269,355      336,694      404,033       471,372      491,372      511,372
       850,000     143,178     214,766       286,355      357,944      429,533       501,122      522,372      543,622
       900,000     151,678     227,516       303,355      379,194      455,033       530,872      553,372      575,872
       950,000     160,178     240,266       320,355      400,444      480,533       560,622      584,372      608,122
     1,000,000     168,678     253,016       337,355      421,694      506,033       590,372      615,372      640,372
     1,050,000     177,178     265,766       354,355      442,944      531,533       620,122      646,372      672,622
     1,100,000     185,678     278,516       371,355      464,194      557,033       649,872      677,372      704,872
     1,150,000     194,178     291,266       388,355      485,444      582,533       679,622      708,372      737,122

--------------------
1. Amounts shown reflect estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including the Named Executive Officers, under the Corporation's retirement plans, which cover most officers and other employees on a non-contributory basis. Such benefits reflect a reduction to recognize in part the Corporation's cost of Social Security Benefits related to service for the Corporation. This table assumes retirement at age 65 (current normal retirement date), and at age 65, the following individuals will have the number of years credited service indicated: Mr. Boscia, 34; Mr. Rolland, 42; Mr. Vaughan, 24; Mr. Hunter, 40; Mr. Nick, 27; and Mr. Shaheen, 41.

2. Final average salary is the average of an employee's base salary paid in any consecutive 60-month period during an employee's last ten years of active employment which produces the highest average salary. The base salary for the Named Executive Officers is reflected in Column (c) of the Summary Compensation Table on page 29.

3. As a result of limitations under the Internal Revenue Code, a portion of these amounts will be paid under supplemental benefit plans established by the Corporation to provide benefits (included in this table) which would exceed these limits.

[Front of Proxy Card]



                        LINCOLN NATIONAL CORPORATION
                             FORT WAYNE, INDIANA

     The undersigned shareholder in LINCOLN NATIONAL CORPORATION (the "Corporation"), an Indiana corporation, hereby constitutes and appoints JON A. BOSCIA, JILL S. RUCKELSHAUS and C. SUZANNE WOMACK or any one or more of them, the true and lawful attorney in fact and proxy of the undersigned, with full power of substitution to all or any one or more of them, to vote as proxy for and in the name, place and stead of the undersigned at the Four Seasons Hotel, One Logan Square, Philadelphia, PA, 10:00 a.m., local time, Thursday, May 13, 1999, or at any adjournment thereof, all the shares of stock in the corporation shown on the other side (whether Common Stock or $3.00 Cumulative Convertible Preferred Stock, Series A) which the undersigned would be entitled to vote if then personally present, hereby revoking any proxy heretofore given.

     A majority of such attorneys and proxies who shall be present and shall act as such at the meeting or any adjournment thereof, or if only one such attorney and proxy be present and act, then that one, shall have and may exercise all the powers hereby conferred.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND AUTHORIZATION WILL BE GIVEN TO THE NAMED PROXIES, OR ANY ONE OR MORE OF THEM, IN THEIR DISCRETION TO ACT OR VOTE UPON OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
                                                                 [SEE REVERSE
              (Continued, and to be Signed, on reverse side)         SIDE]


-----------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                          LINCOLN NATIONAL CORPORATION

                         Company Highlights During 1998



o Income from operations for 1998 was a record $530.4 million or $5.22 per diluted share, with all business segments achieving record income for the year.

o The quarterly dividend on LNC's Common Stock was increased 5.8 percent to $.55 cents, representing the 14th consecutive year of increased dividends.

o Lincoln completed its two largest acquisitions ever - purchasing the individual life and annuity business from CIGNA for $1.4 billion and the domestic individual life insurance business from Aetna for $1 billion.

[Back of Proxy Card]


[X] Please mark your
    votes as in this
    example.

           The Board of Directors recommends a vote FOR the following:


                          FOR    WITHHELD
1.     To elect directors [ ]      [ ]   Nominees for three year terms
                                         expiring 2002:
       For all nominees except           1. J. Patrick Barret,
       as noted below:                   2. Thomas D. Bell, Jr.
                                         3. Daniel R. Efroymson and
       ------------------------          4. Roel Pieper



          The Board of Directors recommends a vote AGAINST proposal 2.

2.  Shareholder proposal.                    FOR    AGAINST   ABSTAIN
                                            [   ]    [   ]     [   ]

3. In their discretion, to act or vote upon other matters which may properly come before the meeting or any adjournment thereof.

                                    MARK HERE            MARK HERE
                                    FOR ADDRESS  [   ]   IF YOU PLAN   [   ]
                                    CHANGE AND           TO ATTEND
                                    NOTE AT LEFT         ANNUAL MEETING

                           All of the above in accordance with the Notice of Annual Meeting of Shareholders and Proxy Statement for the meeting, receipt of which is hereby acknowledged.

                           Signature must be that of the shareholder. If shares are held jointly, each shareholder named should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys in fact, etc. should so indicate when signing.

                           -------------------------------------------------

                           -------------------------------------------------
                             SIGNATURE                                DATE




                             FOLD AND DETACH HERE



                          LINCOLN NATIONAL CORPORATION
   Now Offering Telephone or Internet Voting Services - Fast and Convenient!

                       VOTE BY TELEPHONE (1-800-652-8683)

o        Shareholders from the United States,  Canada, Puerto Rico, and the U.S.
         Virgin Islands may call toll-free 1-800-652-8683 (1-800-OK2-VOTE).

o        Shareholders  from  other  locations  may  dial   201-324-0377;   these
         shareholders must bear the normal cost of international telephone charges to use the telephone voting service.

o        Follow the simple recorded instructions.

o When prompted for your "Voter Control Number," enter the series of numbers printed in the box above using your touch-tone telephone.

                     VOTE BY INTERNET (www.vote-by-net.com)

o       Shareholders with Internet access may got to http://www.vote-by-net.com.

o       Follow the simple on-line instructions.

o When prompted for your "Voter Control Number," enter the series of numbers printed in the box above using your touch-tone telephone.

[Telephone or Internet voting authorizes the named proxies to represent you at the meeting in the same manner as if you completed, signed, dated and mailed your proxy card. IF YOU VOTE BY TELEPH0NE OR INTERNET, DO NOT MAIL YOUR PROXY CARD.]